EXHIBIT 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of ACROSS AMERICA FINANCIAL SERVICES. Inc. on Form SB-2, of our report dated January 10, 2007 (included in exhibits to such registration statement) on the financial statements ACROSS AMERICA FINANCIAL SERVICES. Inc. as of December 31, 2006, and for the year ended December 31, 2006, the period from December 1, 2005 (inception) through December 31, 2005, and the period from December 1, 2005 (inception) through December 31, 2006.

We also consent to the use of our name in the section of the filing entitled “Experts”.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP
Certified Public Accountants
Englewood, Colorado

March 2, 2007